Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:Lauren Burgos Julie Leber

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1399949.427.1391

lauren@spotlightmarcom.com julie@spotlightmarcom.com

SmartStop Self Storage REIT Sells San Antonio Asset for Higher and Best Use Redevelopment

SAN ANTONIO – (October 21, 2019) –SmartStop Self Storage REIT, Inc. (“SmartStop”, f/k/a Strategic Storage Trust II, Inc.) announced today the sale of a self storage property located in San Antonio, Texas to a third party that intends to redevelop the historical site into a mixed-use office and multifamily project.

“The strategic disposition of our San Antonio property represents our commitment to maximizing value for our shareholders,” said Wayne Johnson, president and chief investment officer of SmartStop. “In the case of this asset, the best return was to sell the property based on the highest and best use of the land located in a historical San Antonio neighborhood.”

The property was acquired in January 2016 by Strategic Storage Growth Trust, Inc. (“SSGT”) and was part of the portfolio merger between SmartStop and SSGT that was completed in January 2019. SmartStop will apply the net proceeds from the sale towards existing debt, reducing the company’s overall leverage.

Following the sale of the San Antonio asset, SmartStop owns 112 operating and under-development self storage properties across 17 states and Toronto, Canada, in addition to its growing property management platform, consisting of 22 properties in eight states and Toronto.

About SmartStop Self Storage REIT, Inc. (“SmartStop”)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 350 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.4 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 22 properties in 8 states and Toronto,

Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 87,000 units and 10 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.